                                                                    EXHIBIT 12.1


Ratio of Earnings to Fixed Charges


                                     For the period July 16,
                                        1998 (Inception)
                                               to              For the nine-month period
                                       September 30, 1998       ended September 30, 1999
Earnings:
     Pre-tax loss from continuing
       operations                               (923,822)                 (17,688,419)
Fixed charges                                      5,086                    1,764,209
Amortization of capitalized interest                  --                        3,429
Interest capitalized                                  --                     (656,800)
                                          --------------               --------------
Total Earnings                                  (918,736)                 (16,577,581)
                                          ==============               ==============

Fixed charges:
     Interest expense, amortization
       of debt issuance costs and
       capitalized interest                           17                    1,542,668

Rentals:
1/3 of operating lease rentals
(deemed to be interest)                            5,069                      221,541
                                          --------------               --------------
     Total fixed charges                           5,086                    1,764,209
                                          ==============               ==============

Deficiency of earnings to fixed charges         (923,822)                 (18,341,790)

Ratio of earnings to fixed charges                    --                           --

Due to losses for the period from July 16, 1998 (Inception) to December 31, 1998 and for the nine-month period ended September 30, 1999, the ratio coverage was less than 1:1. Additional earnings of and $923,822 and $18,341,790 for the period from July 16, 1998 (Inception) to December 31, 1998 and for the nine-month period ended September 30, 1999, respectively, would have been required to achieve a coverage of 1:1.